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                                                                    EXHIBIT 10.2


                        SETTLEMENT AND RELEASE AGREEMENT


V. Richard Eales ("Employee") and Union Pacific Resources Group Inc. for itself and its past and present related companies (collectively the "Company), have negotiated in good faith the terms of this Settlement and Release Agreement (this "Agreement") offered by the Company on August 27, 1999, and have reached the following mutual agreement.

                                FIRST: SETTLEMENT

Employee shall cease to be an employee of the Company as of close of business September 1, 1999, the "Separation Date." In consideration for the mutual covenants and representations herein, Employee agrees to the terms of this Agreement as set forth below:

1.1 For the period from August 27, 1999, through close of business September 1, 1999, Employee will be permitted to continue in the employ of the Company at his current title and base salary provided he does not give the Company just cause to terminate his employment. Further, during this period of employment, Employee will not be permitted to obligate or bind the Company, through agreement or otherwise, without the prior approval of the Chairman, Chief Executive Officer, and President, George Lindahl III. In the event of a breach of this provision, all monies and enhanced benefits provided by the Company shall be returned by the Employee to the Company.

1.2 The Company will, pursuant to the terms of the Supplemental Pension Plan for Exempt Salaried Employees of Union Pacific Resources Group Inc. and Affiliates, provide Employee with a retirement benefit equal in amount to that which he would have received if he had attained age 65 with 10 years of service on September 1, 1999.

1.3 The Company will pay Employee a lump sum of $236,000.00 with applicable tax deductions withheld, on the first payday following the expiration of the Revocation Period, and the Company will agree to pay the entire premium for COBRA coverage for up to 18 months, beginning October 1999.

1.4 The Company will pay Employee on the first payday following the expiration of the Revocation Period for all earned but unused 1999 vacation and accrued 2000 vacation in a lump sum, with applicable tax deductions withheld.

1.5 The Company will make the following disposition on outstanding stock options and retention stock:

         (i) The vesting requirement associated with the grant of non-qualified stock options on October 1, 1996, will be waived.

         (ii) The vesting restriction on retention shares awarded on October 1, 1996, shall lapse.

         (iii) The vesting requirement associated with the grant of incentive stock options on October 1, 1996, will be waived.

         (iv) The vesting requirement associated with the grant of non-qualified stock options on January 21, 1999, will be waived as to 60.5% of the options and the remaining options will be forfeited.



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1.6      Employee will have the option to elect to continue the following fringe benefits:

         (i) 1999 tax return preparation and financial consulting fees will be covered by the Company as defined in the Executive Benefits Manual.

         (ii) The Petroleum Club of Fort Worth membership will be transferred to Employee's name and he will assume the monthly dues.

         (iii) The home security alarm system will be transferred to Employee's name at no cost and he will assume the monthly fees for continued operation.

         (iv) Mobile hand-held or car phone equipment will be transferred to Employee's name at no cost and he will assume the monthly fees for continued operation.

1.7 The Company agrees that the Employee shall not otherwise be eligible to participate in any of the Company's compensation and benefit programs after the Separation Date. The foregoing shall not affect Employee's entitlement to benefits under the Company's 401 (k) and pension plans that are vested.

1.8 Employee agrees that the benefits provided herein are more than the Company is required to pay under its normal policies and procedures and that Employee is not otherwise entitled to such benefits by law or contract.

1.9 The right of Employee (or any beneficiary of Employee) in any benefit or to any payment under this Agreement shall not be subject to attachment or other legal process for debts: and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

                            SECOND: COMPLETE RELEASE

2.1 In exchange for the Settlement described in the FIRST Paragraph, Employee hereby releases, covenants not to sue and forever discharges the Company, its past and present affiliate and subsidiary companies, its and their past and present directors, officers, employees and agents and benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed above, from any and all claims or rights Employee may have (or which may arise before this Agreement becomes effective), including, but not limited to, claims based on Employee's employment or the termination of that employment. This includes, but is not limited to, a release of claims or rights Employee may have under the federal Age Discrimination in Employment Act of 1967, as amended, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, which prohibit discrimination in employment based on race, color, national origin, religion or sex; The Americans With Disabilities Act of 1990, which prohibits discrimination against the disabled; or any and all other federal, state or local laws or regulations or ordinances prohibiting employment discrimination. Employee also releases any claims for wrongful discharge, for breach of an express or implied employment contract or personal injuries arising therefrom, if any. This Agreement covers both claims that Employee knows about and those Employee may not know about, but does not release any claims which arise after this Agreement becomes effective. Employee represents that he has not filed or caused to be filed a lawsuit asserting any claims that are released in this Paragraph. Further, Employee agrees not to pursue any charges or claims or commence any actions of any kind with any local, state or federal agency or state or federal court pertaining to claims that are released in this Paragraph. Excluded from this Agreement are claims which cannot be waived by law, including, but not limited to, the right




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         to file a charge with or participate in an investigation with the EEOC.
         Employee is waiving, however, his right to any monetary recovery or relief should the EEOC or any other agency pursue any claims on his behalf.

                        THIRD: NON-ADMISSION OF LIABILITY

3.1 The Company enters into this Agreement to avoid the cost of defending against any possible lawsuit. By entering into this Agreement, the Company does not admit that it has done anything wrong.

3.2 The Employee enters into this Agreement as a resolution of all issues related to his separation from the Company. By entering into this Agreement, the Employee does not admit that he has done anything wrong.

             FOURTH: CONSEQUENCES OF EMPLOYEE VIOLATION OF PROMISES

4.1 If Employee breaks Employee's promise in the Second Paragraph of this Agreement and files a claim, charge or lawsuit based on legal claims that Employee has released, Employee will pay for all costs incurred by the Company, any related companies or the directors or employees of any of them, including reasonable attorney's fees, in defending against Employee's claim.

           FIFTH: PERIOD OF REVIEW AND CONSIDERATION OF AGREEMENT, SIGNATURE

5.1 Employee acknowledges that Employee has been given a period of 21 days to review and consider this Agreement before signing it and that this period will expire at the close of business on September 17, 1999. Employee further understands that Employee may use as much of the 21-day period as Employee wishes prior to signing. If Employee desires to enter into this Agreement, Employee should sign it and deliver it to Anne M. Franklin, Vice President - People, Union Pacific Resources Group Inc., 777 Main Street, Fort Worth, Texas 76102 or fax to (817) 321-7522 before the close of business on September 17, 1999. This Agreement will then be effective and enforceable unless Employee revokes it by following the procedure in the SEVENTH Paragraph. If Employee does not sign this Agreement and deliver it to Anne M. Franklin before the close of business on September 17, 1999, this Agreement will not be effective or enforceable and Employee will not receive the benefits described in the FIRST Paragraph.

                        SIXTH: CONSULTATION WITH ATTORNEY

6.1 The Company has advised Employee to consult with an Attorney before signing this Agreement. Employee understands that whether or not to do so is Employee's decision. Any costs incurred by Employee as a result of consulting with an attorney must be paid by Employee.

                  SEVENTH: EMPLOYEE'S RIGHT TO REVOKE AGREEMENT

7.1 Employee may revoke this Agreement within 7 days of Employee's signing and delivering it to Anne M. Franklin. Revocation can be made by delivering a written notice of revocation to Anne M. Franklin, by mailing it to the address or faxing it to the number provided in the FIFTH Paragraph. For this revocation to be effective, written notice must be received by Anne M. Franklin no later than the close of business on the seventh day after Employee signs and delivers this Agreement. If Employee revokes this Agreement it will not be effective or enforceable and Employee will not receive the benefits described in the FIRST Paragraph and this Agreement will have no force or effect.


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                             EIGHTH: CONFIDENTIALITY

8.1 As a material inducement to the Company to enter into this Agreement, Employee agrees not to retaliate against any present or former employee of the Company nor will he contact any present or former employee to discuss his separation from the Company, except for Anne M. Franklin. Further, Employee and the Company agree not to disclose in any manner the existence and terms of this Agreement or the content or prior discussions leading thereto, except in the instance of the Employee, to his spouse, to his attorney or to his tax advisor or as may be required in conjunction with the submission of a financial statement or credit application or as may be required by law and in the instance of the Company, to its employees in a "need to know" capacity and/or in a capacity to implement the terms of this Agreement and only to the extent necessary and to its attorney(s) or as may be required by law. Employee's spouse, attorney and tax advisor shall be bound by this provision as if a party to this Agreement and breach by any one of them shall constitute a breach of this Agreement by Employee. In the event of a breach of this provision, all monies and enhanced benefits provided by the Company shall be returned to the Company.

8.2 Employee acknowledges that as an officer of the Company, Employee has had access to proprietary and confidential information that directly or indirectly relates to the business of the Company and its past and present affiliates and subsidiary companies. For purposes of this Agreement, "Confidential Information" means all information about the Company and its past and present affiliates and subsidiary companies obtained or developed by Employee while an officer of the Company including, but not limited to, information regarding the Company's officers and other key personnel, financial information or plans and legal and other matters, and which the Company has requested be held in confidence or could reasonably be expected to desire to be held in confidence, or the disclosure of which would likely be disparaging or disadvantageous to the Company or any of its employees, officers and directors but shall not include information already in the public domain. Employee agrees that Employee will not, without prior written consent of the Company or except pursuant to lawful process, (i) disclose to any person any Confidential Information, or (ii) take with the Employee any property of the Company or any document or papers containing or relating to any Confidential Information, except for documents that the Company has agreed to in writing that the Employee may take. Further, Employee agrees not to take any actions, either directly or indirectly, that interfere with or adversely affect the business operations of the Company or have a financial or disparaging impact on the Company. In the event of a breach of this provision, all monies and enhanced benefits provided by the Company shall be returned to the Company.

                            NINTH: EQUITABLE REMEDIES

9.1 The Company and Employee agree that money damages may not be adequate to compensate Company for Employee's breach of the EIGHTH Paragraph, 8.2, and that the Company will be entitled to a decree for specific performance, immediate injunctive relief to prohibit any further conduct by Employee in violation of the terms of this Agreement, or other appropriate remedy to enforce Employee's Performance of this Paragraph.

                          TENTH: TERMINATION AGREEMENT

10.1 Employee acknowledges that if this Agreement becomes effective his employment with Union Pacific Resources Company will end irrevocably and forever and will not be resumed at any time in the future.




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                             ELEVENTH: GOVERNING LAW

11.1 Notwithstanding any other provision of this Agreement, any dispute concerning any question of fact or law arising under this Agreement which is not disposed of by agreement between Employee and the Company shall be decided by a court of competent jurisdiction of the State of Texas in accordance with the laws of Texas without regard to rules or principles governing conflicts of law.

                            TWELFTH: WAIVER OF BREACH

12.1 The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

                            THIRTEENTH: SEVERABILITY

13.1 Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

                          FOURTEENTH: ENTIRE AGREEMENT

14.1 This Agreement constitutes the entire agreement between Employee and the Company. The Company has made no promises to Employee other than those in this Agreement.


PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.



UNION PACIFIC RESOURCES GROUP INC.


By   /s/ Anne M. Franklin
  ---------------------------------------
         Anne M. Franklin
         Vice President - People


Date   August 26, 1999
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ACCEPTED AND AGREED TO THIS ___ DAY OF ___________________, 1999.

/s/ V. Richard Eales
------------------------------------
Employee, V. Richard Eales


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